Exhibit 4.2

EXECUTION VERSION

ENDOLOGIX, INC.

as Issuer

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

Second Supplemental Indenture

Dated as of November 2, 2015

to Indenture

Dated as of December 10, 2013

3.25% Convertible Senior Notes due 2020

i

ii

SCHEDULES

Schedule A	Make-Whole Table

EXHIBITS

Exhibit A –	Form of Security

iii

SECOND SUPPLEMENTAL INDENTURE, dated as of November 2, 2015, between Endologix, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as issuer (the “Company”), having its principal office at 2 Musick, Irvine, California 92618, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) to the Indenture dated as of December 10, 2013, between the Company and the Trustee (the “Original Indenture”; the Original Indenture as amended and supplemented hereby and as it may be further amended and supplemented in accordance herewith and therewith, with respect to the Notes, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide for, among other things, the issuance, from time to time, of the Company’s Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Original Indenture;

WHEREAS, Sections 2.1 and 2.2 of the Original Indenture provide for the Company to establish Securities of any series pursuant to a supplemental indenture, and Section 9.1(e) of the Original Indenture provides for the Company and the Trustee to enter into any such supplemental indenture to provide for the issuance of and establish the form and terms and conditions of Securities of any series as permitted by the Original Indenture;

WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “3.25% Convertible Senior Notes due 2020” (each, a “Note” and, collectively, the “Notes”) the form and substance of the Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid and legally binding obligations of the Company, and to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with the terms of the Notes and this Supplemental Indenture, have been done;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture. The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. With respect to the Notes, the provisions of this Supplemental Indenture shall supplement and, to the extent they are inconsistent therewith, supersede any corresponding provisions in the Original Indenture.

Section 1.02 Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) all words, terms and phrases used in this Supplemental Indenture and defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture;

(iii) all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(iv) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(v) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Interest” has the meaning specified in Section 7.03.

“Additional Notes” has the meaning specified in Section 2.08.

“Additional Shares” has the meaning specified in Section 5.02(a).

“Averaging Period” has the meaning specified in Section 5.06(e).

“Bid Solicitation Agent” means, initially, the Company, or any agent the Company may appoint in the future to determine a Trading Price for the Notes as may be required pursuant to Section 5.01(a)(ii).

“Business Day” means any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and limited liability company interests and, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Cash Settlement” has the meaning specified in Section 5.04(a).

A “Change in Control” will be deemed to have occurred if any of the following occurs after the Issue Date:

(1) any “person” or “group” within the meaning of Section 13(d) under the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of, shares of the Company’s voting stock representing 50% or more of the total voting power of all outstanding classes of the Company’s voting stock entitled to vote generally in elections of directors;

(2) the consummation of (A) any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s wholly-owned Subsidiaries; provided that a transaction described in clauses (A) or (B) above (i) pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee Person and such holders’ proportional voting power immediately after such transaction vis-a-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-a-vis each other immediately prior to such transaction, or (ii) effected solely to change the Company’s jurisdiction of incorporation or to form a holding company for the Company and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into shares of common stock or other common equity interests of the surviving entity, in either case of clauses (i) or (ii), shall not constitute a “Change in Control”; or

(3) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the Indenture).

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if at least 90% of the consideration paid for Common Stock in a transaction or transactions described in clause (2) of this definition, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock (or other common equity interests or depositary receipts, or similar certificates, representing common equity interests) traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the Reference Property for the Notes pursuant to Section 5.12 or any supplemental indenture executed pursuant to such Section.

“close of business” means 5:00 p.m., New York City time.

“Closing Sale Price” of the Common Stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The NASDAQ Global Select Market or, if the Common Stock is not listed on The NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system); provided that if the Closing Sale Price of the Common Stock is not so reported, the “Closing Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Combination Settlement” has the meaning specified in Section 5.04(a).

“Common Stock” means the shares of common stock, par value $0.001 per share, of the Company as they exist on the Issue Date, subject to Section 5.12.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Conversion Agent” has the meaning specified in Section 2.04.

“Conversion Date” has the meaning specified in Section 5.03(a).

“Conversion Notice” has the meaning specified in Section 5.03(a).

“Conversion Period” means, with respect to any conversion of a Note:

(i) subject to clause (ii) below, if the relevant Conversion Date occurs prior to the Final Settlement Method Election Date, the 25 consecutive Trading Day period beginning on, and including, the third Trading Day immediately following the related Conversion Date;

(ii) if the relevant Conversion Date occurs after the Redemption Notice Date and on or prior to the second Scheduled Trading Day immediately preceding the related Redemption Date, the 25 consecutive Trading Day period beginning on, and including, the 27th Scheduled Trading Day preceding such Redemption Date; and

(iii) subject to clause (ii) above, if the relevant Conversion Date occurs on or after the Final Settlement Method Election Date, the 25 consecutive Trading Day period beginning on, and including, the 27th Scheduled Trading Day immediately preceding the Stated Maturity Date.

“Conversion Price” means, in respect of each Note, as of any date $1,000 divided by the Conversion Rate as of such date.

“Conversion Rate” means, initially 89.4314 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“custodian” means the Trustee, as the initial custodian with respect to the Global Securities, or any successor entity.

“Daily Conversion Value” means, for each Trading Day during the Conversion Period, one-twenty fifth (1/25th) of the product of (i) the Conversion Rate on such Trading Day and (ii) the Daily VWAP of the Common Stock on such Trading Day.

“Daily Measurement Value” means the Specified Dollar Amount in respect of a conversion divided by 25.

“Daily Net Share Number” means, for each Trading Day during the relevant Conversion Period, a number of shares of Common Stock equal to:

(1) the difference between the Daily Conversion Value for such Trading Day and the Daily Measurement Value, divided by

(2) the Daily VWAP of the Common Stock for such Trading Day.

“Daily Settlement Amount” for each $1,000 aggregate principal amount of Notes validly surrendered for conversion, and for each Trading Day during the relevant Conversion Period, shall consist of:

(1) if (x) the Daily Conversion Value for such Trading Day exceeds (y) the Daily Measurement Value, the sum of:

(a)	a cash payment equal to the Daily Measurement Value, and

(b)	the Daily Net Share Number; or

(2) if the Daily Conversion Value for such Trading Day is less than or equal to the Daily Measurement Value, a cash payment equal to the Daily Conversion Value.

“Daily VWAP” of the Common Stock (or any security that is part of the Reference Property underlying the Notes, if applicable), in respect of any Trading Day, means the per share volume-weighted average price of Common Stock (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page “ELGX <equity> AQR” (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of such Reference Property, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day or, if such volume-weighted average price is unavailable (or such Reference Property is not a security), the market value of one share of Common Stock (or such Reference Property) on such Trading Day as determined in good faith by the Board of Directors in a commercially reasonable manner, using, if practicable, a volume-weighted average price method (unless such Reference Property is not a security). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside the regular trading session.

“Default” means any event that is or with the passage of time or the giving of notice or both would become an Event of Default.

“Depository” has the meaning set forth in the Original Indenture, which shall initially be The Depository Trust Company until a successor Depository shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depository” shall mean such successor Depository.

“Effective Date” has the meaning specified in Section 5.02(b).

“Event of Default” has the meaning specified in Section 7.02.

“Ex-Dividend Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning specified in Section 5.06(e).

“Expiration Time” has the meaning specified in Section 5.06(e).

“Final Settlement Method Election Date” means August 1, 2020.

“Free Convertibility Date” means August 1, 2020.

“Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.

“Fundamental Change Expiration Time” has the meaning specified in Section 4.01(a)(i).

“Fundamental Change Purchase Date” has the meaning specified in Section 4.01(a).

“Fundamental Change Purchase Notice” has the meaning specified in Section 4.01(a)(i).

“Fundamental Change Purchase Price” has the meaning specified in Section 4.01(a).

“Fundamental Change Purchase Right Notice” has the meaning specified in Section 4.01(b).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect in the United States from time to time.

“Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes and the Additional Interest, if any.

“Interest Payment Date” means each May 1 and November 1 of each year commencing with May 1, 2016.

“Irrevocable Election” has the meaning specified in Section 5.04(a)(iii).

“Issue Date” means November 2, 2015.

“Make-Whole Adjustment Event” is (i) any Change in Control (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof), (ii) any Termination of Trading and (iii) the delivery of a Redemption Notice.

“Make-Whole Adjustment Period” has the meaning specified in Section 5.02(a).

“Market Disruption Event” means (i) a failure by The NASDAQ Global Select Market, or if the Common Stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed, to open for trading or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The NASDAQ Global Select Market or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Maximum Conversion Rate” has the meaning specified in Section 5.02(b).

“Merger Transaction” has the meaning specified in Section 8.02.

“Note” or “Notes” has the meaning specified in the fourth paragraph of the Recitals of the Company.

“open of business” means 9:00 a.m., New York City time.

“Optional Redemption” has the meaning specified in Section 6.02.

“Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Outstanding,” when used with reference to the Notes, means all the Notes that would be deemed outstanding under Section 2.9 of the Original Indenture except that, with respect to the Notes, (i) any Notes converted pursuant to Article 5 and required to be cancelled shall cease to be Outstanding, (ii) if the Trustee or Paying Agent segregates and holds in trust, in accordance with the Indenture, on a Fundamental Change Purchase Date, Redemption Date or Stated Maturity Date, money sufficient to pay all principal and Interest payable on that date with respect to the Notes (or portions thereof) to be purchased by the Company, redeemed or maturing, as the case may be, and the Trustee or Paying Agent is not prohibited from paying such money to the Holders thereof on that date pursuant to the terms of the Indenture, then on and after that date such Notes (or portions thereof) shall cease to be Outstanding, and (iii) any Notes purchased by the Company in accordance with Section 2.07 (other than Notes purchased pursuant to cash-settled swaps or other derivatives) shall cease to be Outstanding.

“Paying Agent” means the “Paying Agent” (within the meaning of the Original Indenture) with respect to the Notes, which shall initially be the Trustee.

“Permitted Exchange” means any of any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Physical Securities” means permanent certificated Notes in registered form issued in denominations of $1,000 principal amount and integral multiples thereof.

“Place of Payment” has the meaning specified in Section 2.04.

“Record Date” means, with respect to the payment of Interest, the April 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on May 1 and October 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on November 1.

“Redemption Date” has the meaning specified in Section 6.03(a).

“Redemption Notice” has the meaning specified in Section 6.03(a).

“Redemption Notice Date” has the meaning specified in Section 6.03(a).

“Redemption Period” means the period after the Redemption Notice Date and on or prior to the close of business on the second Scheduled Trading Day preceding the related Redemption Date.

“Redemption Price” has the meaning specified in Section 6.02.

“Reference Property” has the meaning specified in Section 5.12(a)(iv).

“Registrar” has the meaning specified in the Original Indenture, which, with respect to the Notes, shall initially be the Trustee.

“Relevant Distribution” has the meaning specified in Section 5.06(c).

“Scheduled Trading Day” means (i) a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed for trading or (ii) if the Common Stock is not listed on any such securities exchange or market, a Business Day.

“SEC” means the U.S. Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Settlement Amount” has the meaning specified in Section 5.04(a)(iv).

“Settlement Method” means the election of the Company as set forth in this Supplemental Indenture of settling each Settlement Amount through Cash Settlement, Stock Settlement or Combination Settlement.

“Share Exchange Event” has the meaning specified in Section 5.12.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” as defined in Regulation S-X under the Exchange Act.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as elected by the Company in the written notice regarding the Company’s chosen Settlement Method (or deemed elected pursuant to Section 5.04(a)).

“Spin-Off” has the meaning specified in Section 5.06(c).

“Stated Maturity Date” means November 1, 2020.

“Stock Price” means, with respect to a Make-Whole Adjustment Event, (i) in the case of a Make-Whole Adjustment Event described in clause (2) of the definition of Change in Control in which the Common Stock is acquired solely for cash, the price paid per share of Common Stock in the Change in Control, or (ii) in the case of any other Make-Whole Adjustment Event, the average of the Closing Sale Prices of Common Stock over the five Trading Day period ending on the Trading Day immediately preceding (x) the date of the Redemption Notice, in the case of a Make-Whole Adjustment Event that results from the Company’s delivery of a Redemption Notice or (y) the Effective Date of such other Make-Whole Adjustment Event not referred to in the immediately preceding clauses (i) or (ii)(x).

“Stock Settlement” has the meaning specified in Section 5.04(a).

“Supplemental Indenture” means this instrument, as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Termination of Trading” means the Common Stock (or other Reference Property into which the Notes are convertible) ceases to be listed or quoted on a Permitted Exchange and will not be immediately relisted or readmitted for trading on any Permitted Exchange.

“Trading Day” means (a) except for purposes of determining Settlement Amounts pursuant to Section 5.04, a day on which (i) The NASDAQ Global Select Market or, if the Common Stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, and (ii) a Closing Sale Price for the Common Stock is available on such securities exchange or market, or (b) for purposes of determining Settlement Amounts pursuant to Section 5.04 only, a day on which (i) there is no Market Disruption Event and (ii) The NASDAQ Global Select Market or, if the Common Stock is not listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading, in either case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market. For the purposes of both (a) and (b) of this definition, if the Common Stock is not so listed, “Trading Day” means a Business Day.

“Trading Price” of the Notes means, on any date of determination, subject to Section 5.01(a)(ii), the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Bid Solicitation Agent for $2,000,000 principal amount of the Notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers the Company selects; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used.

“Trading Price Condition” has the meaning specified in Section 5.01(a)(ii).

“Trigger Event” has the meaning specified in Section 5.06(c).

“U.S.” or “United States” means the United States of America.

“Valuation Period” has the meaning specified in Section 5.06(c).

Section 1.03 Section References. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Supplemental Indenture unless otherwise specified.

ARTICLE 2

THE NOTES

Section 2.01 Designation, Amount and Issuance of Notes. The Notes shall be designated as “3.25% Convertible Senior Notes due 2020.” The Notes will be initially limited to an aggregate principal amount of $125,000,000, subject to Section 2.08 of this Supplemental Indenture and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8, 2.11 and 2.14 of the Original Indenture and Sections 2.06, 4.01, 5.03 and 6.04 of this Supplemental Indenture.

Section 2.02 Form of the Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A hereto. The terms and provisions contained in the form of Notes attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

So long as the Notes are eligible for book-entry settlement with the Depository, or unless otherwise required by law, subject to Section 2.06 of this Supplemental Indenture, all of the Notes will be represented by one or more Global Securities. The transfer and exchange of beneficial interests in any such Global Securities shall be effected through the Depository in accordance with the Indenture and the applicable procedures of the Depository. Except as provided in Section 2.06 of this Supplemental Indenture, beneficial owners of a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

Any Global Security shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be increased or reduced to reflect issuances, repurchases, redemptions, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the amount of Outstanding Notes represented thereby shall be made by the Trustee or the custodian for the Global Security, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with the Indenture.

Section 2.03 Date and Denomination of Notes; Payment at the Stated Maturity Date; Payment of Interest. The Notes shall be issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. Each Note shall be dated the date of its authentication and shall accrue Interest from the date specified on the face of the form of Notes attached as Exhibit A hereto or from the most recent date to which Interest has been duly paid or provided for.

On the Stated Maturity Date, each Holder shall be entitled to receive the principal amount of the Notes held by such Holder upon presentation of such Notes to the Paying Agent; provided that no such presentation will be required for Global Securities except to the extent otherwise provided in the Original Indenture. Payments in respect of the principal and interest on Global Securities representing the Notes registered in the name of the Depository or its nominee shall be payable to the Depository or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the Trustee or, at the Company’s option, by check mailed to the Holder’s registered address (or, if requested by a Holder of more than $2,000,000 principal amount of Notes, by wire transfer to the account designated by such Holder). The Company shall make any required interest payments to the Person in whose name each Note is registered at the close of business on the Record Date for the interest payment.

Section 2.04 Registrar, Paying Agent and Conversion Agent. The Company agrees that the office or agency maintained by the Company pursuant to Sections 2.4 of the Original Indenture, with respect to the Notes, shall be located in the continental United States. The Company shall also maintain an office in the continental United States where the Notes may be presented for conversion (the “Conversion Agent”). The Company initially appoints the Trustee as the Conversion Agent and initially designates the office or agency maintained by the Company in New York City pursuant to Section 2.4 of the Original Indenture as the place of payment for the Notes (the “Place of Payment”).

The Company shall enter into an appropriate agency agreement with any Conversion Agent not a party to this Supplemental Indenture. The agreement shall implement the provisions of this Supplemental Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Conversion Agent, the Company shall act as Conversion Agent.

In addition to Section 2.4 of the Original Indenture, the Company may remove any Conversion Agent upon 30 days’ prior written notice to such Conversion Agent and to the Trustee; provided that no such removal shall become effective until (1) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Conversion Agent and delivered to the Trustee or (2) notification to the Trustee that the Company shall serve as Conversion Agent until the appointment of a successor in accordance with clause (1) above. The Conversion Agent may resign at any time upon written notice; provided that the Trustee may resign as Conversion Agent only if the Trustee also resigns as Trustee in accordance with Section 7.8 of the Original Indenture. If the Conversion Agent receives any cash or shares of Common Stock hereunder, the Conversion Agent agrees to hold such cash or shares in trust for the sole benefit of the relevant Holders.

The Company may appoint additional Conversion Agents and may approve any change in the office through which any Conversion Agent acts.

Section 2.05 Registration of Transfer and Exchange. Notwithstanding anything in Section 2.7 of the Original Indenture to the contrary, neither the Company nor the Trustee nor any Registrar shall be required to exchange or register a transfer of (a) any Notes or portions thereof surrendered for conversion pursuant to Article 5, (b) any Notes or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 4.01 or (c) any Notes or portions thereof surrendered for redemption pursuant to Article 6.

The second paragraph of Section 2.7 of the Original Indenture shall not apply to the Notes, and any reference in the Original Indenture to such provision shall be deemed to refer to this Section 2.05.

Section 2.06 Global Securities. The following provisions shall apply to Global Securities in addition to those provisions in Section 2.14 of the Original Indenture that are applicable to the Notes:

(a) As set forth in Section 2.14 of the Original Indenture, the Company will issue, and the Trustee upon receipt of a Company Order will authenticate, Physical Securities in the name of the Depository’s participants, in accordance with the Depository’s procedures, in exchange for the Global Security if (i) the Depository notifies the Company at any time that it is unwilling or unable to continue as Depository for the Global Securities and a successor Depository is not appointed within 90 days; or (ii) the Depository ceases to be registered as a clearing agency under the Exchange Act and a successor Depository is not appointed within 90 days. In addition, if an Event of Default with respect to the Notes has occurred and is continuing and any beneficial owner of an interest in a Global Security requests that its beneficial interest be exchanged for a Physical Security, the Company will issue and the Trustee upon receipt of a Company Order will authenticate Physical Securities in the name of such beneficial owner in exchange for the corresponding portion of such Global Security, which the Depository will distribute to such beneficial owner.

Notwithstanding anything to the contrary in the Indenture or the Notes, following the occurrence and during the continuance of an Event of Default, any beneficial owner of a Global Security may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depository or any other Person, such beneficial owner’s right to exchange its beneficial interest in such Global Security for a Physical Security in accordance with this Section 2.06.

Notes issued in exchange for a Global Security or any portion thereof pursuant to this Section 2.06(a) shall be issued in definitive, fully registered form, without Interest coupons, shall have an aggregate principal amount equal to that of such Global Securities or portion thereof to be so exchanged, shall be registered in such names and be in such authorized denominations as the Depository shall designate and shall bear any legends required under the Indenture. The form of legend set forth in Section 2.14.3 of the Original Indenture shall be deemed replaced for purposes of the Notes with the legend set forth on the Form of Face of Security in Exhibit A hereto.

(b) Upon any request by the Depository or a beneficial owner in the circumstances described in Section 2.06(a), the Company will promptly make available to the Trustee a sufficient supply of Physical Securities in definitive, fully registered form, without Interest coupons.

(c) At such time as all interests in a Global Security have been repurchased, converted, redeemed, cancelled or exchanged for Physical Securities, such Global Security shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between the Depository and the custodian for the Global Security. At any time prior to such cancellation, if any interest in a Global Security is redeemed, repurchased, converted, cancelled or exchanged for Notes in certificated form, the principal amount of such Global Security shall, in accordance with the standing procedures and instructions existing between the Depository and the custodian for the Global Security, be appropriately reduced, and an endorsement shall be made on such Global Security, by the Trustee or the custodian for the Global Security, at the direction of the Trustee, to reflect such reduction. The Company shall promptly notify the Trustee in writing of any repurchase, redemption, conversion, cancellation or exchange effected through any Paying Agent, Registrar or Conversion Agent other than the Trustee.

Section 2.07 Purchase and Cancellation. The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), purchase Notes in the open market or by tender offer at any price or by private agreement. Notwithstanding anything to the contrary in the Original Indenture, the Company shall cause any Notes so purchased (other than Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation pursuant to Section 2.12 of the Original Indenture.

Section 2.08 Additional Notes. The Company may, from time to time without the consent of the Holders of Outstanding Notes, reopen the Indenture and issue additional Notes under the Indenture (“Additional Notes”) with the same terms (other than date of issuance and the date from which Interest will initially accrue) as the Notes issued on the Issue Date in an unlimited amount; provided that if any such Additional Notes are not fungible for U.S. federal income tax purposes with the Notes issued on the Issue Date, such Additional Notes shall have a separate CUSIP number. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under the Indenture, including waivers, amendments and offers to purchase.

Section 2.09 Mutilated, Destroyed, Lost or Stolen Notes. With respect to the Notes, the words “or is about to become due and payable” in the first line of the third paragraph of Section 2.8 of the Original Indenture shall be deemed to have been deleted.

ARTICLE 3

PARTICULAR COVENANTS OF THE COMPANY

Section 3.01 Covenants in Original Indenture. The following covenants of the Company are made in addition to the covenants set forth in Article IV of the Original Indenture.

Section 3.02 [Reserved].

Section 3.03 Compliance Certificate. Notwithstanding anything to the contrary in Section 4.3 of the Original Indenture, the Company shall deliver to the Trustee (i) within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2015) an Officers’ Certificate stating whether or not the signers thereof have knowledge of any Event of Default that occurred during the previous year and whether the Company, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute an Event of Default, their status and what action the Company is taking or proposing to take in respect thereof. Any notice required to be given under this Section 3.03 shall be delivered to a Responsible Officer of the Trustee at its Corporate Trust Office.

Section 3.04 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture.

ARTICLE 4

REPURCHASE OF NOTES

Section 4.01 Right To Require Repurchase Upon a Fundamental Change. (a) If a Fundamental Change occurs, each Holder of Notes shall have the option to require the Company to purchase for cash all or any portion of such Holder’s Notes that is equal to $1,000, or an integral multiple of $1,000, on the day of the Company’s choosing that is not less than 20 or more than 35 Business Days after the occurrence of such Fundamental Change, subject to extension to comply with applicable law (such day, the “Fundamental Change Purchase Date”), at a purchase price (the “Fundamental Change Purchase Price”) equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid Interest to but excluding the Fundamental Change Purchase Date (unless the Fundamental Change Purchase Date is after a Record Date and on or prior to the Interest Payment Date to which it relates, in which case Interest accrued to the Interest Payment Date shall be paid to Holders of the Notes as of the preceding Record Date, and the purchase price the Company is required to pay to the Holder surrendering the Note for purchase shall be equal to 100% of the principal amount of such Note subject to purchase and shall not include any accrued and unpaid Interest).

Purchases of Notes under this Section 4.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Trustee (or other Paying Agent appointed by the Company) by a Holder of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth on the reverse of the Note during the period between the delivery of the Fundamental Change notice and the close of business on the second Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”); and

(ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) at any time after delivery of the Fundamental

Change Purchase Notice (together with all necessary endorsements, if the Notes are Physical Securities) at the Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor.

The Fundamental Change Purchase Notice shall state:

(A) if certificated, the certificate numbers of Notes to be delivered for purchase;

(B) the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple thereof; and

(C) that the Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and the Indenture;

provided, however, that if the Notes are Global Securities, the Fundamental Change Purchase Notice must comply with applicable Depository procedures.

The Company shall be required to purchase, pursuant to subsection (d), Notes that have been validly surrendered and not withdrawn on the Fundamental Change Purchase Date pursuant to subsection (c) of this Section 4.01.

The Trustee (or other Paying Agent appointed by the Company) shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof in accordance with the provisions of subsection (c) of this Section 4.01.

Any Note that is to be purchased only in part shall be, if certificated, surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unpurchased portion of the principal of the Note so surrendered, or, if a Global Security, the Trustee, or the custodian at the direction of the Trustee, shall make a notation on such Global Security as to the reduction in the principal amount represented thereby for the purchased portion of the principal of the Note.

(b) The Company shall give the Trustee and each Holder a written notice of the Fundamental Change within 5 Business Days after the occurrence of such Fundamental Change (such notice, the “Fundamental Change Purchase Right Notice”) and issue a press release announcing the occurrence of such Fundamental Change (and make the press release available on its website). Such notice shall be either by first class mail or, with respect to Global Notes, in accordance with the Depository’s notice procedures.

The Fundamental Change Purchase Right Notice shall specify (if applicable):

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change and whether the Fundamental Change is a Make-Whole Adjustment Event;

(iii) the last date on which a Holder may exercise the purchase right pursuant to this Article 4;

(iv) the Fundamental Change Purchase Price;

(v) the Fundamental Change Purchase Date;

(vi) the Conversion Rate and any adjustments to the Conversion Rate, and the procedures required for exercise of the Holder’s conversion right;

(vii) the procedures required for exercise of the purchase option upon the Fundamental Change, and for withdrawal of a Fundamental Change Purchase Notice; and

(viii) the name and address of the Paying Agent and the Conversion Agent.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 4.01.

(c) A Fundamental Change Purchase Notice may be withdrawn, in whole or in part, by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Purchase Right Notice at any time until the Fundamental Change Expiration Time, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted,

(ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes,

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Purchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are not in certificated form, the withdrawal notice must comply with appropriate procedures of the Depository.

(d) On or prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee (or other Paying Agent appointed by the Company or if the Company is acting as its own Paying Agent, set aside, segregate and hold in trust) an amount of money sufficient to purchase on the Fundamental

Change Purchase Date all of the Notes to be repurchased on such date at the Fundamental Change Purchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other Paying Agent appointed by the Company), payment for each Note surrendered for purchase (and not withdrawn) prior to the Fundamental Change Expiration Time shall be made on the later of (x) the Fundamental Change Purchase Date with respect to such Note (provided the Holder has satisfied the conditions to the payment of the Fundamental Change Purchase Price in this Section 4.01), and (y) the time of book-entry transfer or the delivery of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by this Section 4.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Security Register; provided, however, that payments to the Depository shall be made by wire transfer of immediately available funds to the account of the Depository or its nominee. The Trustee (or other Paying Agent) shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Purchase Price.

(e) If the Trustee (or other Paying Agent appointed by the Company) holds money sufficient to purchase on the Fundamental Change Purchase Date all the Notes or portions thereof that are to be purchased as of the Business Day following the Fundamental Change Purchase Date, then on and after the Fundamental Change Purchase Date (i) such Notes shall cease to be Outstanding and Interest, if any, shall cease to accrue on such Notes, whether or not book-entry transfer of the Notes has been made and whether or not the Notes have been delivered to the Trustee or Paying Agent and (ii) all other rights of the Holders of such Notes shall terminate, other than (A) the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Notes, and (B) if the Fundamental Change Purchase Date falls after a Record Date and on or prior to the related Interest Payment Date the right of the Holder on such Record Date to receive the Interest payable on such Interest Payment Date.

(f) In connection with any offer to purchase the Notes pursuant to this Article 4, the Company shall:

(i) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act to the extent any such rules are applicable;

(ii) file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

(iii) otherwise comply with all applicable federal and state securities laws,

in each case, so as to permit the rights and obligations under this Article 4 to be exercised in the time and in the manner specified herein.

(g) Notwithstanding anything to the contrary herein, no Notes may be purchased by the Company at the option of Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the relevant Fundamental Change Purchase Date (except in the case of an acceleration resulting from the Company’s default in the payment of the Fundamental Change Purchase Price with respect to such Notes).

ARTICLE 5

CONVERSION

Section 5.01 Conversion Privilege and Conversion Rate. (a) Subject to the conditions and during the periods described in subsections (a)(i), (ii), (iv) and (iii), (b), (c) and (d) below, and upon compliance with the provisions of this Article 5, a Holder shall have the right to surrender for conversion all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of its Note at any time until the close of business on the Business Day immediately preceding the Free Convertibility Date. On and after the Free Convertibility Date and until the close of business on the second Scheduled Trading Day immediately prior to the Stated Maturity Date, a Holder shall have the right to surrender all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of its Note for conversion, regardless of whether any of the conditions described in subsections (a)(i), (ii), (iv) and (iii), (b), (c) and (d) below have been satisfied, upon compliance with the provisions of this Article 5.

(i) Prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, a Holder may surrender all or any portion of its Notes for conversion during any calendar quarter commencing after the quarter ending December 31, 2015 if the Closing Sale Price of the Common Stock for at least twenty (20) Trading Days (whether or not consecutive) in the period of thirty (30) consecutive Trading Days ending on the last Trading Day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 130% of the Conversion Price of the Notes in effect on each applicable Trading Day.

(ii) If, prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, the Trading Price per $1,000 in principal amount of the Notes on each Trading Day during any five consecutive Trading Day period is less than 98% of (x) the Closing Sale Price of the Common Stock on such Trading Day multiplied by (y) the Conversion Rate in effect on such Trading Day, a Holder may surrender its Notes for conversion at any time during the following 5 consecutive Business Days (the “Trading Price Condition”).

The Bid Solicitation Agent shall have no obligation to solicit market bid quotations unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless a Holder provides the Company and the Trustee with reasonable evidence that the Trading Price per $1,000 principal amount of the Notes on any Trading Day would be less than 98% of the product of the then-current Conversion Rate multiplied by the Closing Sale Price of the Common Stock on that date. At such time, the Company shall instruct the Bid Solicitation Agent to solicit market bid quotations for the Notes from three independent nationally recognized securities dealers that the Company selects. The Company shall determine the Trading Price per $1,000 principal amount of the Notes based upon the market bid quotations received from the Bid Solicitation Agent beginning on such Trading

Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of the Notes is greater than or equal to 98% of the product of the Closing Sale Price of the Common Stock and the Conversion Rate.

If on any date of determination of the Trading Price (i) the Bid Solicitation Agent cannot reasonably obtain at least one bid for $2,000,000 principal amount of Notes from an independent nationally recognized securities dealer, (ii) if the Company has failed to request the Bid Solicitation Agent to obtain bids when required or (iii) if the Company requested the Bid Solicitation Agent to obtain bids and the Bid Solicitation Agent has failed to obtain such bids, then, in each case, the Notes shall be convertible under the Trading Price Condition for the next 5 consecutive Business Days following such date of determination.

The Company shall determine the Trading Price of the Notes and whether the Trading Price Condition has been met, and, if so, the Company shall so notify the Holders, the Trustee and the Bid Solicitation Agent. If, at any time after the Trading Price Condition has been met, the Trading Price per $1,000 principal amount of the Notes is greater than or equal to 98% of the product of the Closing Sale Price of the Common Stock and the applicable Conversion Rate for such date, the Company shall so notify the Holders, the Trustee and the Bid Solicitation Agent.

(iii) If the Company calls all or a portion of the Notes for redemption pursuant to Article 6, Holders may convert their Notes that have been called for redemption at any time after the Redemption Notice Date and prior to the close of business on the second Scheduled Trading Day prior to the Redemption Date, even if such Notes are not otherwise convertible at such time. After such second Scheduled Trading Day, the Holder’s right to convert shall expire unless the Company defaults in the payment of the Redemption Price. Notwithstanding the foregoing, if the Company calls only less than all Outstanding Notes for redemption and a Holder (or a beneficial owner of a beneficial interest in a Global Security) is not able to determine, prior to the close of business on the 29th Scheduled Trading Day immediately preceding the relevant Redemption Date, whether the Notes owned by such Holder (or beneficially owned by such beneficial owner) are subject to redemption (and they are convertible in accordance with the first sentence of this clause (iii)) for any reason, then such Holder (or such beneficial owner) shall be entitled to convert such Notes after the Redemption Notice Date until the second Scheduled Trading Day immediately preceding the Redemption Date, regardless of whether such Notes (or beneficial interest) are subject to redemption.

(iv) The Notes shall be convertible prior to the close of business on the Business Day immediately preceding the Free Convertibility Date under the circumstances and during the periods set forth in subsections (b), (c) and (d) of this Section 5.01.

(b) If, prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, the Company elects to issue or distribute, as the case may be, to all or substantially all holders of Common Stock:

(i) rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days from the announcement date for such distribution, Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such issuance; or

(ii) cash, debt securities (or other evidence of indebtedness) or other assets or securities (including, for the avoidance of doubt, any rights, options or warrants that are not described in clause (i) above, but excluding dividends or distributions described in Section 5.06(a)), which distribution has a per share value exceeding 10% of the Closing Sale Price of Common Stock as of the Trading Day immediately preceding the declaration date for such distribution, then, in either case, the Company shall notify Holders either (x) at least 35 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution or (y) at least 10 Scheduled Trading Days prior to the Ex-Dividend Date for such distribution; provided that, if the Company provides such notice in accordance with this clause (y) but not in accordance with the immediately preceding clause (x), notwithstanding anything to the contrary in Section 5.04 or any other provision of this Indenture, in each case, other than Section 5.04(e), the Company shall be required to settle all conversions of Notes with a Conversion Date occurring during the period from, and including, the date of such notice to, and including, the Ex-Dividend Date for such distribution using Stock Settlement and the Company shall so notify the Holders in such notice. Once the Company has given such notice, Holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day immediately preceding the Ex-Dividend Date and the Company’s announcement that such issuance or distribution will not take place. A Holder may not convert any of its Notes under this subsection (b) if the Company provides that Holders of the Notes shall participate, at the same time and upon the same terms as holders of Common Stock and as a result of holding the Notes, in the relevant distribution described above without having to convert their Notes as if they held a number of shares of Common Stock equal to the Conversion Rate on the record date for the distribution multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(c) If a transaction or event that constitutes a Fundamental Change or a Make-Whole Adjustment Event occurs prior to the close of business on the Business Day immediately preceding the Free Convertibility Date, a Holder may surrender its Notes for conversion at any time from and after the effective date of such transaction or event until the close of business on the Business Day immediately preceding the related Fundamental Change Purchase Date or, if there is no such Fundamental Change Purchase Date, the 35th Scheduled Trading Day immediately following the effective date of such transaction or event. The Company shall give notice to Holders of the effective date for such transaction or event no later than the fifth Business Day following such effective date.

(d) If the Company is a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of its property and assets that does not also constitute a Fundamental Change or a Make-Whole Adjustment Event, in each case pursuant to which the Common Stock would be converted into cash, securities or other property, a Holder shall have the right to surrender its Notes for conversion at any time from and including the effective date of such transaction to and including the 35th Scheduled Trading Day following the effective date of such transaction. The Company shall give notice to Holders of the effective date for such transaction no later than the fifth Business Day following such effective date.

Section 5.02 Conversion Rate Adjustment Upon Certain Make-Whole Adjustment Events. (a) If a Holder elects to convert its Notes during a Make-Whole Adjustment Period, the Conversion Rate shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) determined pursuant to subsection (b) below. The Company shall notify Holders, the Trustee and the Conversion Agent of the Effective Date of such Make-Whole Adjustment Event and issue a press release as promptly as commercially reasonably practicable after the Company first determines the Effective Date of such Make-Whole Adjustment Event (and make the press release available on its website). The Company shall give written notice to Holders of the Effective Date for a Make-Whole Adjustment Event no later than the fifth Business Day following the Effective Date of such event. The “Make-Whole Adjustment Period” is the period (i) in the case of a Make-Whole Adjustment Event that results from the delivery of a Redemption Notice, from, and including, the Redemption Notice Date to and including the second Scheduled Trading Day immediately preceding the Redemption Date, and (ii) in all other cases, the Effective Date of the Make-Whole Adjustment Event to, and including, the Business Day immediately preceding the related Fundamental Change Purchase Date, or if such Make-Whole Adjustment Event does not also constitute a Fundamental Change, the 35th Scheduled Trading Day immediately following the Effective Date of such Make-Whole Adjustment Event.

(b) The number of Additional Shares, if any, by which the Conversion Rate shall be increased for conversions in connection with a Make-Whole Adjustment Event as set forth in clause (a) above shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Adjustment Event occurs or becomes effective or the Redemption Date (in the case of a Make-Whole Adjustment Event that results from a delivery of a Redemption Notice) (the “Effective Date”) and the Stock Price. The exact Stock Price and Effective Date may not be set forth in the table attached as Schedule A hereto, in which case if the Stock Price is:

(i) between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts or the earlier and later Effective Dates based on a 365-day year, as applicable;

(ii) in excess of $80.00 per share (subject to adjustment in the same manner as the Stock Prices pursuant to subsection (c) below), no Additional Shares shall be added to the Conversion Rate; and

(iii) less than $18.14 per share (subject to adjustment in the same manner as the Stock Prices pursuant to subsection (c) below), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding anything herein to the contrary, the Company shall not increase the Conversion Rate to more than 55.1267 shares of Common Stock (the “Maximum Conversion Rate”) per $1,000 in principal amount of Notes pursuant to the events described in this Section 5.02; provided the Company shall adjust the Maximum Conversion Rate upon the occurrence of any event for which, and in the same manner in which, it must adjust the Conversion Rate pursuant to Section 5.06.

(c) The Stock Prices set forth in the first row of the table in Schedule A hereto (i.e., the column headers) and the number of Additional Shares in the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted as set forth in Section 5.06. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The numbers of Additional Shares within the table attached as Schedule A hereto shall each be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 5.06.

Section 5.03 Exercise of Conversion Privilege. (a) Before any Holder of a Note shall be entitled to convert the same as set forth above, such Holder shall (i) in the case of a Global Security, transfer such Note to the Conversion Agent through the facilities of the Depository and comply with the applicable conversion procedures of the Depository in effect at that time and, if required, pay funds equal to Interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 5.04(d) and, if required, pay all taxes or duties, if any, as set forth in Section 5.09 and (ii) in the case of a Physical Security, (A) complete and manually sign and deliver an irrevocable written notice to the Conversion Agent in the form set forth in Exhibit A hereto (or a facsimile thereof) (a “Conversion Notice”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock, if any, to be delivered upon settlement of the conversion obligation to be registered, (B) surrender such Note, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (C) if required, pay all transfer or similar taxes, if any, as set forth in Section 5.09 and (D) if required, pay funds equal to Interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 5 04(d). The Company shall pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of Common Stock upon conversion of the Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder shall pay the tax. A Note shall be deemed to have been converted on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in this Section 5.03.

If the Holder of a Note has submitted such Note for purchase upon a Fundamental Change, such Holder may only convert such Note if it withdraw its Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time, in accordance with Section 4.01(c).

(b) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall, upon receipt of an Officers’ Certificate, authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

Section 5.04 Settlement of Conversion Obligation. (a) Upon conversion of any Note, the Company may choose to satisfy its conversion obligation by paying or delivering, as the case may be, to converting Holders, in respect of each $1,000 principal amount of Notes being converted, either (1) solely cash (“Cash Settlement”), (2) shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 5.05 (“Stock Settlement”) or (3) a combination of cash and shares of Common Stock, if any, with a particular Specified Dollar Amount (“Combination Settlement”), as set forth in this Section 5.04.

(i) All conversions on or after the Final Settlement Method Election Date shall be settled using the same Settlement Method. If the Company has not delivered to the Trustee and all Holders a written notice of its election of a Settlement Method on or prior to the Final Settlement Method Election Date, the Company shall, with respect to any conversions on or after the Final Settlement Method Election Date, be deemed to have elected to satisfy its conversion obligation using Stock Settlement, unless the Company has previously irrevocably elected Cash Settlement or Combination Settlement with a Specified Dollar Amount as described in Section 5.04(a)(iii).

(ii) For all conversions prior to the Final Settlement Method Election Date, the Company shall use the same Settlement Method for all conversions occurring on any given Conversion Date. In addition, the Company shall use the same Settlement Method for all conversions during any Redemption Period as specified in its Redemption Notice. Except for any conversions that occur on or after the Final Settlement Method Election Date, during a Redemption Period or following any Irrevocable Election as described in Section 5.04(a)(iii), the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates, unless the Company has made the Irrevocable Election pursuant to Section 5.04(a)(iii). If the Company elects a particular Settlement Method in connection with any conversion prior to the Final Settlement Method Election Date, unless the Company has previously made an Irrevocable Election pursuant to Section 5.04(a)(iii) or the Conversion Date occurs during a Redemption Period, the Company shall inform Holders so converting through the Trustee of the Settlement Method the Company has selected (including the Specified Dollar Amount, if applicable), no later than the close of business on the second Trading Day immediately following the related Conversion Date. If the Company does not timely make such an election, or if the Company does not timely elect a Settlement Method or Specified Dollar Amount (if applicable) for conversions during any Redemption Period, the Company shall be deemed to have elected Stock Settlement. If the Company elects Combination Settlement in respect of its conversion obligation, but the Company does not timely notify converting Holders of the Specified Dollar Amount per $1,000 principal amount of Notes, such Specified Dollar Amount shall be deemed to be equal to $1,000. In addition, and notwithstanding the foregoing, the Company shall be required to elect Stock Settlement in the circumstances described in Section 5.01(b).

(iii) Prior to the Final Settlement Method Election Date, the Company may, by written notice to Holders, at its option irrevocably elect Stock Settlement, Cash Settlement or Combination Settlement with a particular Specified Dollar Amount, for all conversions with a Conversion Date subsequent to the Company’s delivery of such notice (any such election, an “Irrevocable Election”).

(iv) The amount of cash, if any, and the number of shares of Common Stock, if any, that the Company is required to pay or deliver, as the case may be, in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Company elects (or is deemed to have elected) to satisfy its conversion obligation through Stock Settlement, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common stock equal to the Conversion Rate in effect on the Conversion Date (together wish cash in lieu of fractional shares as described in Section 5.05);

(B) if the Company elects to satisfy its conversion obligation through Cash Settlement, the Company shall pay to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 25 consecutive Trading Days during the related Conversion Period; and

(C) if the Company elects to satisfy its conversion obligation through Combination Settlement, the Company shall deliver to Holders, in respect of each $1,000 principal amount of Notes being converted, an amount of cash and shares of Common Stock equal to the sum of the Daily Settlement Amounts for each of the 25 consecutive Trading Days during the related Conversion Period.

(v) Payment or delivery, as the case may be, of the consideration due upon conversion shall be made (A) in the case of Stock Settlement, three Business Days after the Conversion Date, unless such Conversion Date occurs following the Record Date immediately preceding the Stated Maturity Date, in which case the Company shall make such delivery (and payment, if applicable) on the Stated Maturity Date or (B) in the case of any other Settlement Method, three Business Days after the last Trading Day of the Conversion Period; provided, however, that, in the case of clause (A) or (B), if prior to the Conversion Date for any converted Notes the Common Stock has been replaced by Reference Property consisting solely of cash pursuant to Section 5.12, the Company shall pay the consideration due in respect of conversion on the tenth Business Day immediately following the related Conversion Date, and, notwithstanding anything to the contrary herein, no Conversion Period shall apply to those conversions.

(b) Each conversion shall be deemed to have been effected immediately prior to the close of business on the relevant Conversion Date; provided, however, that the Person in whose name any shares of Common Stock shall be issuable upon such conversion shall be treated as the Holder of record of such shares as of the close of business on the Conversion Date (in the case of Stock Settlement) or the last Trading Day of the relevant Conversion Period (in any other case).

(c) Any cash amounts due upon conversion by a Holder of Notes surrendered for conversion shall be paid by the Company to such Holder, or such Holder’s nominee or nominees. In addition, the Company shall issue, or shall cause to be issued, any shares of Common Stock due upon conversion to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depository (together with any cash in lieu of fractional shares).

(d) Upon conversion, a Holder shall not receive any additional cash payment for accrued and unpaid Interest, if any, except as set forth in this clause (d), and the Company shall not adjust the Conversion Rate to account for accrued and unpaid Interest. Except as set forth in this subsection (d), the Company’s settlement of the conversion of a Note pursuant to this Section 5.04 shall be deemed to satisfy its obligation to pay the principal amount of such Note and accrued and unpaid Interest thereon, if any, to, but not including, the relevant Conversion Date. Upon conversion of a Note into a combination of cash and shares of Common Stock, accrued and unpaid Interest shall be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if a Note is converted after the close of business on a Record Date, the Holder of such Note at the close of business on such Record Date shall receive the Interest payable on such Note on the corresponding Interest Payment Date notwithstanding such conversion. A Note surrendered for conversion after the close of business on any Record Date but prior to the open of business on the immediately following Interest Payment Date must be accompanied by payment of an amount equal to the Interest that will be payable on such Interest Payment Date on the Note so converted; provided, however, that no such payment need be made:

(i) if the Company has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date;

(ii) if the Company has specified a Redemption Date that is after a Record Date and on or prior to the second Scheduled Trading Day after the corresponding Interest Payment Date;

(iii) with respect to any Note surrendered for conversion following the Record Date immediately preceding the Stated Maturity Date; or

(iv) only to the extent of any overdue Interest, if any overdue Interest remains unpaid at the time of conversion with respect to such Note.

As a result of the foregoing, (i) the Company will pay Interest on the Stated Maturity Date on all Notes converted after the Record Date preceding the Stated Maturity Date, and converting holders will not be required to pay equivalent interest amounts, (ii) the Company will pay interest on an Interest Payment Date on all Notes converted after the corresponding Record Date and prior to a Redemption Date, and (iii) the Company will pay interest on an Interest Payment date on all Notes converted after the corresponding Record Date and prior to a Fundamental Repurchase Date, and, in each case, converting holders will not be required to pay equivalent interest amounts.

(e) Notwithstanding anything to the contrary in this Section 5.04 or any other provision of this Indenture, if the Company is required to deliver shares of Common Stock to a converting Holder under any Settlement Method elected (or deemed elected) by the Company and such resulting delivery obligation exceeds the aggregate number of authorized but unissued shares of Common Stock and treasury shares of Common Stock available to the Company at the Conversion Date for the purpose of satisfying conversions of the Notes, the Company will pay to such Holder the value of any such excess shares of Common Stock in cash (based on the Daily VWAP of such shares of Common Stock); provided that the Company shall notify such Holder (and the Conversion Agent) of the exact manner in which such cash value will be determined at least one Scheduled Trading Day prior to the commencement of the relevant Conversion Period, based on which such cash value will be determined.

Section 5.05 Fractions of Shares. The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock otherwise issuable upon conversion based on the Daily VWAP of the Common Stock on the relevant Conversion Date (in the case of Stock Settlement) or based on the Daily VWAP on the last Trading Day of the relevant Conversion Period (in the case of any other Settlement Method). For each Note surrendered for conversion, if the Company has elected to satisfy its conversion obligation through Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the applicable Conversion Period and any fractional share remaining after such computation shall be paid in cash. In addition, if more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.

Section 5.06 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as follows:

(a) If the Company issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Company subdivides or combines the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR =	CR0 ×	OS
OS0

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be; and

OS = the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, subdivision or combination of Common Stock, as the case may be.

Any adjustment made under this subsection (a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be. If such dividend, distribution, subdivision or combination described in this subsection (a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

(b) If an Ex-Dividend Date occurs for a distribution to all or substantially all holders of the Common Stock of any rights, options or warrants entitling them for a period of not more than 45 calendar days from the announcement date for such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, the Conversion Rate shall be increased based on the following formula:

CR =	CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the announcement date for such distribution.

Any increase made under this subsection (b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased, as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, as of the scheduled distribution date, to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such distribution had not occurred.

For purposes of this subsection (b) and for purposes of Section 5.01(b)(i), in determining whether any rights, options or warrants entitle the Holders to subscribe for or purchase shares of Common Stock at a price that is less than the average of the Closing Sale Prices of the Common Stock for each Trading Day in the applicable 10 consecutive Trading Day period, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by the Board of Directors.

(c) If an Ex-Dividend Date occurs for a distribution (the “Relevant Distribution”) of shares of Capital Stock, evidences of indebtedness of the Company or other assets or property of the Company or rights, options or warrants to acquire Capital Stock or other securities of the Company, to all or substantially all holders of the Common Stock, excluding:

(i) share splits, share combinations, dividends or distributions;

(ii) rights, options or warrants of the type described in Section 5.06(b);

(iii) dividends or distributions paid exclusively in cash; and

(iv) Spin-Offs,

then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

CR =	CR0 ×	SP0
SP0 – FMV

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined in good faith by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

Any increase made under the above portion of this subsection (c) shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate; provided that if such distribution is not so paid or made, the Conversion Rate shall be decreased, as of the date the Board of Directors determines not to pay or make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of Common Stock, without having to convert its Notes, the amount and kind of the Relevant Distribution that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date for the distribution.

With respect to an adjustment pursuant to this subsection (c) where there has been an Ex-Dividend Date for a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”) the Conversion Rate shall be increased based on the following formula:

CR =	CR0 ×	FMV + MP0
MP0

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off;

FMV = the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Closing Sale Price set forth in Section 1.02 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period commencing on, and including, the Ex-Dividend Date for the Spin-Off (such period, the “Valuation Period”); and

MP0 = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this subsection (c) shall be determined on the last Trading Day of the Valuation Period but shall be given effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the last Trading Day of the Conversion Period in respect of any conversion, references in the definition of “FMV” above to 10 Trading Days shall be deemed to be replaced, solely in respect of such conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Conversion Period. In respect of any conversion during the Valuation Period for any Spin-Off, references in the definition of “FMV” above to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, and including, the relevant Conversion Date.

If any dividend or distribution that constitutes a Spin-Off is declared, but not so paid or made, the Conversion Rate shall be decreased, as of the date the Board of Directors determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect in such dividend or distribution had not been declared.

Rights, options or warrants distributed by the Company to all or substantially all holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this subsection (c) (and no adjustment to the Conversion Rate under this subsection (c) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this subsection (c). Subject to Section 5.15, if any such rights, options or warrants are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof). Subject to Section 5.15, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this subsection (c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of this subsection (c) and subsections (a) and (b) of this Section 5.06, any dividend or distribution to which this subsection (c) is applicable that also includes shares of Common Stock to which subsection (a) of this Section 5.06 applies or rights, options or warrants to subscribe for or purchase shares of Common Stock to which subsection (b) of this Section 5.06 applies, shall be deemed instead to be (1) a dividend or distribution of the shares of Capital Stock, evidences of indebtedness or other assets or property, other than such shares of Common Stock or such rights, options or warrants, to which this subsection (c) applies (and any Conversion Rate adjustment required by this subsection (c) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights, options or warrants (and any further Conversion Rate adjustment required by subsections (a) and (b) of this Section 5.06 with respect to such dividend or distribution shall then be made), except (A) the Ex-Dividend Date of such dividend or distribution shall under this subsection (c) be substituted as the “Ex-Dividend Date” within the meaning of subsection (a) and subsection (b) of this Section 5.06 and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be” within the meaning of subsection (a) of this Section 5.06 or “outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution” within the meaning of subsection (b) of this Section 5.06.

(d) If an Ex-Dividend Date occurs for a cash dividend or distribution to all, or substantially all, holders of outstanding Common Stock (other than any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up), the Conversion Rate will be increased based on the following formula:

CR =	CR0 ×	SP0
SP0 – C

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR = the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the Closing Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share the Company pays or distributes to all or substantially all holders of Common Stock.

Any increase made under this subsection (d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate; provided that if any dividend or distribution described in this subsection (d) is declared but not so paid or made, the new Conversion Rate shall be readjusted, as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of Common Stock, without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Common Stock and, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

CR =	CR0 ×	AC + (OS × SP)
OS0 × SP

where,

CR0 = the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the Expiration Date;

CR = the Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS = the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP = the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date (the “Averaging Period”).

The adjustment to the Conversion Rate under this subsection (e) shall be determined at the close of business on the last Trading Day of the Averaging Period, but shall be given effect at the open of business on the Trading Day next succeeding the Expiration Date. If the Trading Day next succeeding the Expiration Date is less than 10 Trading Days prior to, and including, the end of the Conversion Period in respect of any conversion, references in the definition of “SP” above to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date, to and including, the last Trading Day of such Conversion Period. In respect of any conversion during the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references in the definition of “SP” above to 10 Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, the relevant Conversion Date. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate. If the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer or exchange offer, but the Company or any of its Subsidiaries is ultimately prevented by applicable law from effecting all or any portion of such purchases or all or any portion of such purchases are rescinded, the Conversion Rate shall immediately be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchase of Common Stock that had been effected.

(f) If: (i) the Company elects to satisfy its conversion obligation through Combination Settlement and shares of Common Stock are deliverable to settle the Daily Net Share Number for a given Trading Day within the Conversion Period applicable to Notes that a Holder has converted, (ii) the record date, effective date or expiration date for any distribution or transaction that requires an adjustment to the Conversion Rate as described in subsections (a), (b), (c), (d) and (e) of this Section 5.06 occurs on or after the first Trading Day of the relevant Conversion Period and on or prior to the last Trading Day of such Conversion Period, (iii) such Daily Net Share Number is calculated (x) for a Trading Day in such Conversion Period that occurs on or prior to such record date, effective date or expiration date and (y) based on a Conversion Rate that is not adjusted as described in subsections (a), (b), (c), (d) and (e) of this Section 5.06 in respect of such distribution or transaction, and (iv) the shares a Holder will receive in respect of such Trading Day are not entitled to participate in the relevant distribution or transaction (because such shares were not held on a related record date or otherwise), then the Company shall adjust the number of shares that the Company will deliver to you in respect of the relevant Trading Day as the Company determines appropriate in good faith to reflect the relevant distribution or transaction.

(g) In addition to those adjustments required by subsections (a), (b), (c), (d), (e) and (f) of this Section 5.06, and to the extent permitted by applicable law and applicable listing rules of The NASDAQ Global Select Market and any other securities exchange on which the Company’s securities are then listed, (i) the Company in its sole discretion from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days so long as such increase is irrevocable during such period and the Board of Directors determines that such increase would be in the Company’s best interest and (ii) the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) of Common Stock or similar events.

(h) If a Conversion Rate adjustment becomes effective on any Ex-Dividend Date as described above, and a Holder that has converted its Note on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of shares of Common Stock as of the related Conversion Date pursuant to Section 5.04(b) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions and settlement provisions, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock such Holder is entitled to receive upon conversion on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

In addition, if a Holder converts a Note, Combination Settlement is applicable to such Note and the Daily Settlement Amount for any Trading Day during the Conversion Period applicable to such Note: (i) is calculated based on a Conversion Rate adjusted on account of any distribution or transaction described in subsections (a), (b), (c), (d) and (e) of this Section 5.06; and (ii) includes any shares of Common Stock that entitle their holder to participate in such event; then, notwithstanding the foregoing Conversion Rate adjustment provisions and settlement provisions, (x) such Conversion Rate adjustment shall only be made for such converting Holder for such Trading Day to the extent of the cash or other consideration (other than shares of Common Stock entitled to participate in such event) included in the Daily Settlement Amount for such Trading Day and (y) with respect to such shares of Common Stock, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(i) Notwithstanding the foregoing, the Conversion Rate will not be adjusted: (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan; (ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries; (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in subclause (ii) and outstanding as of the date the Notes were first issued; (iv) upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program, structured share repurchase transaction or other buy-back transaction (including through the use of derivatives) that is not a tender offer or exchange offer of the nature described under subsection (e) of this Section 5.06; (v) solely for a change in the par value of the Common Stock; or (vi) for accrued and unpaid interest, if any.

(j) Adjustments to the Conversion Rate shall be calculated to the nearest one-ten thousandth (1/10,000) of a share. The Company shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate; provided that the Company shall carry forward any adjustment that is less than 1% of the Conversion Rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) on the Conversion Date for any Notes, (ii) on each Trading Day of the Conversion Period in respect of any Notes, (iii) on any Fundamental Change effective date, unless such adjustment has already been made and (iv) upon the Company’s Redemption Notice.

(k) For purposes of this Section 5.06, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(l) Whenever any provision of the Indenture requires the Company to calculate Closing Sale Prices, Daily VWAPs, Daily Conversion Values, Daily Settlement Amounts or the Stock Price for purposes of a Make-Whole Adjustment Event over a span of multiple days, the Board of Directors shall make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend, Expiration Date or effective date of the event occurs, at any time during the period for which such Closing Sale Prices, Daily VWAPs, Daily Conversion Values, Daily Settlement Amounts or the Stock Price is to be calculated. For the avoidance of doubt, the adjustments made pursuant to this subsection (l) shall be made without duplication of any adjustment made pursuant to subsection (f) of this Section 5.06.

(m) No adjustment to the Conversion Rate need be made for a given transaction if each Holder of a Note will be entitled to participate in such transaction, without conversion of such Note, on the same terms and at the same time as the holder of a number of shares of Common Stock equal to (i) the principal amount of such Holder’s Note divided by $1,000 and multiplied by (ii) the Conversion Rate would be entitled to participate.

(n) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee (and the Conversion Agent if not the Trustee) shall have received such Officer’s Certificate, the Trustee (and the Conversion Agent if not the Trustee) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect.

Section 5.07 Notice of Adjustments of Conversion Rate. Whenever the Conversion Rate is adjusted as herein provided, the Company shall compute the adjusted Conversion Rate in accordance herewith and shall prepare a certificate signed by the Chief Financial Officer or Controller of the Company setting forth the adjusted Conversion Rate and describing in reasonable detail the facts upon which such adjustment is based. Such certificate shall promptly be filed with the Trustee and with the Conversion Agent (if other than the Trustee), and the Company shall issue a press release containing the relevant information (and make the press release available on its website). Unless and until such certificate is filed with a Responsible Officer of the Trustee (and the Conversion Agent if not the Trustee), the Trustee (and the Conversion Agent if not the Trustee) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Failure to deliver any such certificate or notice shall not affect the validity of such adjustment.

Section 5.08 Company to Reserve Common Stock. The Company shall at all times and from time to time reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock that is not committed for any other purpose, for the purpose of issuance upon conversion of Notes, a number of shares of Common Stock equal to (a) the product of (i) the Maximum Conversion Rate and (ii) the lesser of (A) $40,815,000 and (B) the aggregate principal amount of Outstanding Notes (b) divided by $1,000.

Section 5.09 Taxes on Conversions. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance of shares of Common Stock upon any conversion of Notes hereunder; provided that the Company shall not be required to pay any tax that is due because the converting Holder requests such shares to be issued in a name other than such Holder’s name, and no such issuance shall be made unless and until the Holder has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

Section 5.10 Certain Covenants. Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action that it reasonably determines is necessary to ensure that the Company may validly and legally issue a number of shares of Common Stock equal to the Maximum Conversion Rate (giving effect to such prospective adjustment), and that such shares would be considered fully paid under applicable law.

Section 5.11 Cancellation of Converted Notes. All Notes delivered to the Conversion Agent for conversion shall be delivered to the Trustee or its agent and canceled by the Trustee as provided in Section 2.12 of the Original Indenture.

Section 5.12 Provision in Case of Effect of Reclassification, Consolidation, Merger or Sale. (a) In the event of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or a change to the par value of the Common Stock);

(ii) a consolidation, merger, combination, binding share exchange or similar transaction involving the Company;

(iii) a sale, assignment, conveyance, transfer, lease or other disposition to another Person of the Company’s property and assets as an entirety or substantially as an entirety; or

(iv) a liquidation or dissolution of the Company,

in each case, in which holders of outstanding Common Stock are entitled to receive cash, securities or other property for their shares of Common Stock (“Reference Property” and any such transaction, a “Share Exchange Event”), then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted hereby providing that, at and after the effective time of such Share Exchange Event, Holders of each $1,000 principal amount of Notes will be entitled to convert their Notes into the kind and amount of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive upon such Share Exchange Event; provided that at and after the effective time of any such Share Exchange Event, (i) the Company will continue to have the right to determine the Settlement Method applicable to any conversion of Notes, unless the Company has previously made an Irrevocable Election pursuant to Section 5.04(a), (ii) any amount otherwise payable in cash upon conversion of the Notes pursuant to Section 5.04(a)(iv) shall continue to be payable in cash, (iii) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes pursuant to Section 5.04(a)(iv) shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Share Exchange Event and (iv) the Daily VWAP shall be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have received in such Share Exchange Event. Such supplemental indenture shall also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described in Section 5.06. If the Reference Property in respect of any such Share Exchange Event includes shares of stock, securities or other property or assets of a company other than the successor or purchasing Person, as the case may be, in such Share Exchange Event, such other company shall also execute such supplemental indenture, and such supplemental indenture shall contain such additional provisions to protect the interests of the Holders, including the right of Holders to require the Company to purchase their Notes upon a Fundamental Change pursuant to Section 4.01, as the Board of Directors reasonably considers necessary by reason of the foregoing. If the Notes become convertible into Reference Property pursuant to this Section 5.12 or such a supplemental indenture, the Company shall notify the Trustee in writing and issue a press release containing the relevant information and make such press release available on the Company’s website. Throughout Article 5, if the Common Stock has been replaced by Reference Property as a result of any Share Exchange Event, references to Common Stock are intended to refer to such Reference Property, subject to the provisions of such supplemental indenture.

For purposes of this Section 5.12, the type and amount of consideration that holders of Common Stock are entitled to in the case of Share Exchange Events that cause Common Stock to be converted into the right to receive more than a single type of consideration because the holders of Common Stock have the right to elect the type of consideration they receive shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify

Holders of such weighted average as soon as practicable after such determination is made. If the Holders receive only cash in any Share Exchange Event, then for all conversions that occur after the effective date of such Share Exchange Event (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the relevant Conversion Date (as may be increased by any Additional Shares), multiplied by the price paid per share of Common Stock in such Share Exchange Event and (ii) the Company shall satisfy its conversion obligation by paying cash to converting Holders on the tenth Business Day immediately following the relevant Conversion Date. The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 5.12.

(b) The above provisions of this Section 5.12 shall similarly apply to successive Share Exchange Events.

Section 5.13 Responsibility of Trustee for Conversion Provisions. The Trustee and any Conversion Agent, subject to the provisions of Article VII of the Original Indenture, shall not at any time be under any duty or responsibility to any Holder of Notes or to the Company to determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the Trustee nor any Conversion Agent, subject to the provisions of Article VII of the Original Indenture, shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion; and the Trustee and any Conversion Agent, subject to the provisions of Article VII of the Original Indenture, shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in this Article 5.

Section 5.14 Notice to Holders Prior to Certain Actions. In case of:

(a) any action by the Company or any Subsidiary thereof that would require an adjustment to the Conversion Rate under Section 5.06 or 5.15;

(b) any Share Exchange Event;

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its Subsidiaries; or

(d) any Merger Transaction;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of the Indenture excluding, for the avoidance of doubt, Section 5.07), the Company shall cause to be filed with the Trustee and the Conversion Agent and to be sent to each Holder at such Holder’s address appearing on the list of Holders provided for in Section 2.6 of the Original Indenture, as promptly as practicable but in any event at least five calendar days prior to the applicable date specified in clause (x) or (y) below (or, if later, no more than two Business Days following the date on which the Company knows of the applicable date specified in clause

(x) or (y) below), a notice stating (x) the date on which a record is to be taken for the purpose of such action by the Company or its Subsidiary or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or its Subsidiary, or (y) the date on which such Share Exchange Event, Merger Transaction, dissolution, liquidation or winding up is expected to become effective or occur, and, if applicable, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Share Exchange Event, Merger Transaction, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the operation of any provision herein consequent on such event.

Section 5.15 Stockholder Rights Plan. To the extent that the Company has a rights plan in effect upon conversion of the Notes (i.e., a poison pill), converting Holders of the Notes shall receive, in addition to any Common Stock received in connection with such conversion, the rights under such rights plan, unless prior to such conversion, the rights have separated from the Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock shares of the Company’s Capital Stock, evidences of indebtedness or other assets or property, pursuant to Section 5.06(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 6

REDEMPTION

Section 6.01 Original Indenture. This Article 6 supersedes Article III of the Original Indenture in its entirety, and any reference in the Original Indenture to such Article III or any provision therein shall be deemed to refer to this Article 6 or the corresponding provision herein (if any), as the case may be.

Section 6.02 Redemption. The Notes shall not be redeemable by the Company prior to November 1, 2018. On or after November 1, 2018, the Company may redeem (an “Optional Redemption”) for cash all or any portion of the Notes, at the Company’s option, except for any Notes that the Company is required to purchase pursuant to Article 4, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (the “Redemption Price”) (unless the Redemption Date falls after a Record Date but on or prior to the related Interest Payment Date, in which case the Company will instead pay the full amount of accrued and unpaid Interest to the Holder of record as of the close of business on such Record Date and the Redemption Price shall be equal to 100% of the principal amount of the Notes to be redeemed); provided that the Notes shall only be redeemable pursuant to this Article 6 if the Closing Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the date on which the Company provides a Redemption Notice, exceeds 130% of the Conversion Price on each applicable Trading Day.

Section 6.03 Notice of Optional Redemption; Selection of Notes.

(a) In case the Company exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Notes pursuant to Section 6.02, (i) the Company shall fix a date for redemption which must be a Business Day (each, a “Redemption Date”), (ii) the Company shall send a written notice of such Optional Redemption (a “Redemption Notice”) to the Trustee and Holders of Notes not less than 30 Scheduled Trading Days nor more than 60 calendar days immediately preceding the Redemption Date (the date on which such Redemption Notice is delivered, the “Redemption Notice Date”); and (iii) if the Company does not redeem all of the Notes, (A) the Trustee shall select the Notes or portions of Notes to be redeemed, in principal amounts of $1,000 or integral multiples of $1,000, in accordance with applicable procedures of the Depository or if the Depository does not prescribe a method of selection, on a pro rata basis, by lot or in accordance with any such method as the Trustee deems fair and appropriate and (B) the Trustee shall notify the Company promptly of the Notes or portions of Notes to be called for redemption.

(b) Each Redemption Notice shall specify:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) that Holders may surrender their Notes for conversion at any time during the Redemption Period in accordance with the procedures set forth in Article 5;

(iv) the Settlement Method which will apply to all conversions during the Redemption Period;

(v) the Conversion Rate then in effect and, if applicable, the number of Additional Shares added to the Conversion Rate in accordance with Section 5.02;

(vi) the procedures a converting Holder must follow to convert its Notes;

(vii) that on the Redemption Date, the Redemption Price will become due and payable upon each such Note, and that Interest thereon, if any, shall cease to accrue on and after said date;

(viii) the place or places where such Notes are to be surrendered for payment of the Redemption Price;

(ix) the CUSIP, ISIN or other similar numbers, if any, assigned to such Notes; and

(x) in case any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and on and after the Redemption Date, upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion thereof shall be issued.

At the Company’s written request and expense, the Trustee shall give the Redemption Notice to each Holder of Notes to be redeemed in the Company’s name and at the Company’s expense, provided, however, that the Company has delivered to the Trustee (i) at least 5 Business Days prior to the notice date, written notice indicating that, if the Company so elects to redeem the Notes in accordance with the requirements set forth above, the Trustee will need to deliver a Redemption Notice to each Holder of Notes and setting forth in draft form the information the Company expects to be stated in such Redemption Notice to the extent such information is available to the Company at such time and (ii) at least 1 Business Day prior to the notice date, an Officers’ Certificate requesting that the Trustee give such Redemption Notice and setting forth the information to be stated in such Redemption Notice.

(c) If the Trustee selects a portion of a Holder’s Notes for partial redemption and such Holder thereof converts a portion of such Note, the portion of the Note submitted for conversion shall be deemed to be from the portion selected for redemption.

Section 6.04 Payment of Notes Called for Redemption.

(a) If any Redemption Notice has been given in respect of the Notes in accordance with Section 6.03, the Notes shall become due and payable on the Redemption Date at the Place of Payment and at the applicable Redemption Price. On presentation and surrender of the Notes at the Place of Payment, the Notes shall be paid and redeemed by the Company at the applicable Redemption Price. In the case of any redemption in part, the Company shall execute and the Trustee shall, upon receipt of an Officers’ Certificate, authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unredeemed portion of the Note so surrendered.

(b) Prior to 11:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Paying Agent or, if the Company is acting as the Paying Agent, shall segregate and hold in trust an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the Notes to be redeemed on such Redemption Date. Subject to receipt of funds by the Paying Agent, payment for any Note to be redeemed shall be made on the Redemption Date for such Note or, if later, at the time of presentation of such Note to the Trustee (or other Paying Agent appointed by the Company) by the Holder thereof in the manner required by this Section 6.04. Commencing on the Redemption Date, if the Company has deposited, or has segregated and is holding in trust, such funds, the Notes to be redeemed shall cease to accrue Interest. The Paying Agent shall, promptly following such payment and upon written demand by the Company, return to the Company any funds in excess of the Redemption Price.

Section 6.05 Restrictions on Redemption. Notwithstanding anything to the contrary herein, the Company may not redeem any Notes if the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture, and such acceleration has not been rescinded, on or prior to the Redemption Date.

Section 6.06 No Sinking Fund. No sinking fund is provided for the Notes, and Article XI of the Original Indenture is inapplicable with respect to the Notes.

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES

Section 7.01 Original Indenture. With respect to the Notes, (i) Section 7.02 hereof shall supersede Section 6.1 of the Original Indenture; (ii) Section 7.03 hereof shall supersede Section 6.2 of the Original Indenture; (iii) Section 7.04 hereof shall supersede Section 6.7 of the Original Indenture; (iv) Section 7.05 hereof shall supersede Section 6.8 of the Original Indenture; (v) Section 7.06 hereof shall supersede Section 6.13 of the Original Indenture; (vi) Section 7.07 hereof shall supersede Section 6.14 of the Original Indenture, and any reference in the Original Indenture to any such provision of the Original Indenture shall be deemed to refer to the corresponding provision herein (if any).

Additionally, Section 7.2(f) of the Original Indenture shall hereby be deemed amended by deleting the phrase “reasonable security or indemnity” and replacing it with the phrase “indemnity or security satisfactory to it”.

Section 7.02 Events of Default.

Notwithstanding the “Events of Default” set forth in Section 6.1 of the Original Indenture, which shall not apply with respect to the Notes, each of the following events shall constitute an “Event of Default” hereunder:

(a) failure by the Company to pay the principal of any Note when due;

(b) failure by the Company to pay or deliver, as the case may be, the Settlement Amount owing upon conversion of any Note (including any Additional Shares or cash in lieu thereof) within 5 calendar days;

(c) failure by the Company to pay any Interest on any Note when due, and such failure continues for 30 days;

(d) failure by the Company to pay the Fundamental Change Purchase Price or the Redemption Price of any Note when due;

(e) failure by the Company to provide timely written notice of a transaction or event, the occurrence (or delivery by the Company of notice) of which would give rise to a right of Holders to convert their Notes pursuant to Section 5.01(b) or (d), or a Fundamental Change or a Make-Whole Adjustment Event, in accordance with the terms provided in Section 4.01(b), 5.01(b), 5.01(d) or 5.02, as the case may be;

(f) failure by the Company to perform any other covenant required of it as provided in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in subsections (a) through (e) above) and such failure continues for 60 days after written notice thereof has been received by the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding;

(g) any indebtedness for money borrowed by, or any other payment obligation of, the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary), in an outstanding principal amount, individually or in the aggregate, in excess of $15 million is not paid at final maturity (or when otherwise due) or is accelerated, unless such indebtedness is discharged or such acceleration is cured, waived, rescinded, stayed or annulled within a period of 30 days after becoming due and payable;

(h) failure by the Company or any of its Subsidiaries that is a Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $15 million, if the judgments are not paid, discharged or stayed within 30 days; and

(i) the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) thereof shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(j) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary) thereof seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days.

Section 7.03 Acceleration of Maturity; Rescission and Annulment. If an Event of Default, other than an Event of Default specified in Section 7.02(i) or Section 7.02(j) with respect to the Company, occurs and is continuing, then in every such case either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may declare the principal amount of, and all accrued unpaid Interest on, the Notes to be due and payable immediately, by a notice in writing to the Company (with a copy to the Trustee), and upon any such declaration such principal and Interest shall become immediately due and payable. If an Event of Default specified in Section 7.02(i) or Section 7.02(j) occurs with respect to the Company, the principal amount of, and accrued and unpaid Interest, if any, on, all of the Notes shall become immediately due and payable without any declaration or other act of the Holders or any act on the part of the Trustee.

At any time after such an acceleration but before a judgment or decree based on such acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such acceleration (other than with respect to an Event of Default under Sections 7.02(a) (including the Fundamental Change Purchase Price and the Redemption Price)) if:

(i) such rescission and annulment will not conflict with any judgment or decree of a court of competent jurisdiction;

(ii) all Events of Default, other than the non-payment of the principal amount on Notes that have become due solely by such acceleration, have been cured or waived as provided in Section 7.06; and

(iii) all amounts owing to the Trustee have been paid.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Notwithstanding the foregoing and notwithstanding the remedies afforded to Holders upon the occurrence and during the continuation of an Event of Default as set forth in Article VI of the Original Indenture, at the election of the Company, the sole remedy for an Event of Default relating to (i) the failure by the Company to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure by the Company to comply with its reporting obligations to the Trustee and the SEC, under Section 9.01 hereof, shall, for the 180 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes (“Additional Interest”) at an annual rate equal to (x) for the first 90 days after the occurrence of such an Event of Default, 0.25% of the aggregate principal amount of the Notes to, but not including, the 91st day thereafter, and (y) for the 90 days from, and including, the 91st day after the occurrence of such an Event of Default, 0.50% of the aggregate principal amount of the Notes to, but not including, the 181st day after the occurrence of such an Event of Default (or, in each case of clauses (x) and (y), if applicable, the earlier date on which the Event of Default relating to the reporting obligations is cured or waived). Any such Additional Interest shall be payable in the same manner and on the same dates as the stated Interest payable on the Notes. If such Event of Default is continuing on the 181st day after such Event of Default first occurred, the Notes shall be subject to acceleration in accordance with the provisions of this Section 7.03 as provided above. This paragraph and the two immediately succeeding paragraphs shall not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest upon an Event of Default in accordance with this paragraph, the Notes shall be subject to acceleration in accordance with the first paragraph of this Section 7.03.

In order to elect to pay Additional Interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations set forth in Section 9.01 in accordance with the immediately preceding paragraph, the Company must notify in writing all Holders of record of Notes and the Trustee and Paying Agent of such election on or before the close of business on the fifth Business Day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay Additional Interest, the Notes shall be immediately subject to acceleration in accordance with the first paragraph of this Section 7.03. In no event shall Additional Interest accrue at a rate per year in excess of 0.25% (during the period described in clause (x) of the immediately preceding paragraph) or 0.50% (during the period described in clause (y) of the immediately preceding paragraph), as applicable, pursuant to this Indenture, regardless of the number of events or circumstances giving rise to requirements to pay such Additional Interest pursuant to the immediately preceding paragraph. With regard to any violation specified in the immediately preceding paragraph, no Additional Interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the Notes shall exist, after such violation has been cured.

If Additional Interest is payable under this Section 7.03, the Company shall deliver to a Responsible Officer of the Trustee at the Corporate Trust Office a certificate to that effect stating that Additional Interest is payable and the date upon which such Additional Interest shall begin to accrue. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that Additional Interest is not payable. If Additional Interest has been paid by the Company directly to the persons entitled to it, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

Payments of the Redemption Price, the Fundamental Change Purchase Price, principal and Interest that are not made when due shall accrue Interest per annum at the then-applicable interest rate from the required payment date.

Section 7.04 Limitation on Suits. Notwithstanding Section 6.7 of the Original Indenture, which shall not apply to the Notes, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or any Note, or for the appointment of a receiver or trustee, or for any other remedy hereunder or under any Note, unless: (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and have offered indemnity or security to the Trustee satisfactory to it to institute such proceeding as Trustee; and (iii) the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer. However, the limitation on the right of Holders to institute a proceeding under this Section 7.04 shall not apply to a suit instituted by a Holder for the enforcement of payment of the principal of or interest on any Note on or after the applicable due date, the right to convert the Note or to receive the consideration due upon conversion or the right of a beneficial owner to exchange its beneficial interest in a Global Security representing Notes for a Physical Security if an Event of Default has occurred and is continuing, in each case, in accordance with applicable provisions of this Indenture.

Section 7.05 Unconditional Right of Holders To Receive Payment. Notwithstanding any other provision of the Indenture or the Notes, any Holder has the right to receive payment or delivery, as the case may be, of the principal amount, the Redemption Price, Fundamental Change Purchase Price or accrued and unpaid Interest, if any, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes or any Fundamental Change Purchase Date, as applicable, and the consideration due upon conversion of the Notes in accordance with Article 5, or to institute suit for the enforcement of any such payment on or after such respective dates or the right to convert, and such right to receive such payment or delivery, as the case may be, shall not be impaired or affected adversely without the consent of such Holder.

Section 7.06 Waiver of Defaults and Events of Default. Notwithstanding Section 6.13 of the Original Indenture, subject to Section 11.02, the Holders of not less than a majority of the aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all of the Notes waive any Default or Event of Default hereunder, unless:

(i) the Company fails to pay the principal of or any Interest on any Note when due;

(ii) the Company fails to pay or deliver the consideration due upon conversion of any Note within the time period required herein; or

(iii) the Company fails to comply with any of the provisions herein the modification of which would require the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising from such Default shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 7.07 Undertaking for Costs. The provisions of Section 6.14 of the Original Indenture, in addition to the limitations set forth therein, shall not apply to any suit instituted by a Holder to enforce its right to receive the consideration due upon conversion of its Notes within the time period prescribed herein.

Section 7.08 Waiver of Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or Interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 8

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 8.01 Original Indenture. This Article 8 supersedes in its entirety Article V of the Original Indenture, with the provisions of Section 8.02 of this Supplemental Indenture superseding the provisions of Section 5.1 of the Original Indenture and the provisions of Section 8.03 of this Supplemental Indenture superseding Section 5.2 of the Original Indenture. In addition, each reference in the Original Indenture to Section 5.1 of the Original Indenture will, respect to the Notes, be deemed to be a reference to Section 8.02 of this Supplemental Indenture.

Section 8.02 Consolidation, Merger and Sale of Assets. The Company shall not consolidate with, enter into a binding share exchange with, or merge with or into, another Person or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any successor Person (any such transaction or series of transactions, a “Merger Transaction”), unless:

(a) the successor Person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and, if other than the Company, expressly assumes by supplemental indenture all of the Company’s obligations under the Notes and the Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c) the Company shall deliver, or cause to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such Merger Transaction and such supplemental indenture comply with this Article 8.

Section 8.03 Successor Substituted. Upon any such Merger Transaction, the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein; and thereafter, and the Company shall be discharged from its obligations under the Notes and this Indenture, except in the case of any lease of all or substantially all of the Company’s assets. For purposes of the foregoing, any sale, assignment, conveyance, transfer, lease or other disposition of properties and assets of one or more of the Company’s Subsidiaries that would, if the Company had held such properties and assets directly, have constituted the sale, assignment, conveyance, transfer, lease or disposition of our properties and assets substantially as an entirety shall be treated as such under this Indenture.

ARTICLE 9

REPORTS BY COMPANY

Section 9.01 Reports by Company.

This Section 9.01(a) supersedes in its entirety Section 4.2 of the Original Indenture and any reference in the Original Indenture to such Section 4.2 or any provision therein shall be deemed to refer to this Section 9.01(a) and the corresponding provision herein (if any). So long as any Notes are Outstanding, the Company shall (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the Trustee and the Holders of the Notes within 15 days after the date on which the Company would be required to file the same with the SEC pursuant to its rules and regulations (in each case of clauses (i) and (ii), giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. The Company shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports shall be required to be furnished to the Trustee. Documents filed by the Company with the SEC via the Electronic Data Gathering and Retrieval (EDGAR) system (or any successor system) shall be deemed to have been furnished to the Trustee and the Holders of the Notes as of the time such documents are filed via EDGAR.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the Company’s covenants under this Indenture (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate). The Trustee shall have no duty whatsoever to determine filing requirements.

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01 Original Indenture. This Article 10 supersedes in its entirety the corresponding provisions set forth in Article VIII of the Original Indenture and any reference in the Original Indenture to such Article VIII or any provision therein shall be deemed to refer this Article 10 or the corresponding provision herein (if any), as the case may be.

Section 10.02 Discharge of Indenture. When (a) the Company shall deliver to the Trustee for cancellation all Outstanding Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Outstanding Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether at the Stated Maturity Date, on any Redemption Date or on any Fundamental Change Purchase Date or upon conversion and determination of related Settlement Amounts or otherwise) and the Company shall deposit with the Trustee, in trust, cash funds and (in the case of conversion) shares of Common Stock, if any, sufficient to pay all amounts due on all of such Outstanding Notes including principal and Interest due or satisfy the Company’s conversion obligation, as the case may be, (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, and, in each case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company, then the Indenture shall cease to be of further effect (except as to (i) remaining rights of registration of transfer, substitution and exchange and conversion of Notes, (ii) rights hereunder of Holders to receive payments of principal of and

Interest on, or the consideration due upon conversion of, the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (iii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel as may be required pursuant to Section 7.2(b) of the Original Indenture and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture. The Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with the Indenture or the Notes.

Section 10.03 Deposited Monies and Shares To Be Held in Trust by Trustee. Subject to Section 10.04, all monies and shares of Common Stock, if any, deposited with the Trustee pursuant to Section 10.02 shall be held in trust for the sole benefit of the Holders, and such monies and shares of Common Stock, if any, shall be applied by the Trustee to the payment, either directly or through the Paying Agent or Conversion Agent (including the Company if acting as the Paying Agent or Conversion Agent), to the Holders of the particular Notes for the payment or settlement of which such monies or shares of Common Stock have been deposited with the Trustee, of all sums due and to become due thereon for principal and Interest or the satisfaction of the Company’s conversion obligation, as the case may be, and payment of all other sums due under the Indenture.

Section 10.04 Paying Agent or Conversion Agent To Repay Monies and Shares Held. Upon the satisfaction and discharge of the Indenture, all monies and shares of Common Stock, if any, then held by the Paying Agent or Conversion Agent (if other than the Trustee) shall, upon written request of the Company, be repaid or delivered to the Company or paid or delivered to the Trustee, and thereupon such Paying Agent or Conversion Agent shall be released from all further liability with respect to such monies and shares of Common Stock, if any.

Subject to the requirements of applicable law, any monies and shares of Common Stock deposited with or paid to the Trustee for payment of the principal of or Interest on or other obligations under, or to satisfy the Company’s conversion obligation with respect to, the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or Interest on, or other obligations under, such Notes or the Company’s conversion obligation, as the case may be, shall have become due and payable, shall be repaid or delivered to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies and shares of Common Stock; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder may be entitled to collect unless an applicable abandoned property law designates another Person.

Section 10.05 Reinstatement. If the Trustee or the Paying Agent or Conversion Agent is unable to apply any money or shares of Common Stock in accordance with Section 10.03 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.02 until such time as the Trustee or the Paying Agent or Conversion Agent is

permitted to apply all such money or shares of Common Stock in accordance with Section 10.03; provided, however, that if the Company makes any payment of Interest on or principal of any Note or delivery of shares in respect of its conversion obligation following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or shares of Common Stock held by the Trustee or Paying Agent or Conversion Agent.

ARTICLE 11

SUPPLEMENTAL INDENTURES

Section 11.01 Supplemental Indentures Without Consent of Holders . The Company and the Trustee at any time and from time to time may without notice to, or the consent of, any Holder enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes in addition to the purposes set forth in Section 9.1 of the Original Indenture (as amended hereby with respect to the Notes):

(i) to cure any ambiguity, omission, defect or inconsistency as set forth in an Officers’ Certificate;

(ii) to provide for the assumption by a successor corporation of the obligations of the Company pursuant to Article 8;

(iii) to add guarantees with respect to the Notes;

(iv) to secure the Notes;

(v) to add to the Company’s covenants for the benefit of the Holders or surrender any rights or power conferred upon the Company;

(vi) to make any change that does not adversely affect the rights of any Holder;

(vii) upon the occurrence of a Share Exchange Event, solely to (i) provide that the Notes are convertible into Reference Property, subject to Article 5 above, and (ii) effect the related changes to the terms of the Notes as described in Section 5.12, in each case, in accordance with the applicable provisions of this Indenture;

(viii) to eliminate, in the aggregate, any one or two Settlement Methods or, in the case of Combination Settlement, irrevocably elect a Specified Dollar Amount;

(ix) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(x) to conform the provisions of the Indenture to the section entitled “Description of the Notes” section in the preliminary prospectus supplement dated October 26, 2015, as supplemented by the related pricing term sheet dated October 27, 2015 relating to the offering and sale of the Notes, as set forth in an Officers’ Certificate.

For purposes of the Notes, clauses (a), (b), and (d) of Section 9.1 of the Original Indenture shall be deemed to be deleted in their entirety.

Section 11.02 Supplemental Indentures with Consent of Holders. The Company and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes). In addition, the Holders of a majority in aggregate principal amount of the Outstanding Notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes) may waive the Company’s compliance in any instance with any provision of the Indenture without notice to the other Holders of Notes.

Notwithstanding Section 9.3 of the Original Indenture, and in addition to any restrictions set forth in Section 9.3 of the Original Indenture, no amendment, supplement or waiver may be made without the consent of each Holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

(i) change the stated maturity of the principal of or any interest on the Notes;

(ii) reduce the principal amount of or interest on the Notes;

(iii) reduce the amount of principal payable upon acceleration of the maturity or redemption of the Notes;

(iv) change the currency of payment of principal of or Interest on the Notes or change any Note’s Place of Payment;

(v) impair the right of any Holder to receive payment of principal of and Interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

(vi) modify the provisions with respect to the Company’s redemption right pursuant to Article 6 or the purchase rights of the Holders as provided in Article 4, in each case, in a manner adverse to Holders of Notes;

(vii) change the ranking of the Notes;

(viii) adversely affect the right of Holders to convert their Notes hereunder, or reduce the Conversion Rate (it being understood that the Trustee shall have no responsibility for making a determination as to whether such amendment adversely affects the rights of the Holders); or

(ix) modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of Notes.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Successors. All agreements of the Company and the Trustee in the Indenture and the Notes shall bind their respective successors.

Section 12.02 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.03 Calculations. Subject to the immediately following paragraph, and except as otherwise provided herein, the Company and any agents the Company shall engage shall be responsible for making all calculations called for under the Indenture and the Notes, including, but not limited to, determinations of the Closing Sale Prices of Common Stock, the Trading Price of the Notes, any adjustments to the Conversion Rate, the consideration deliverable in respect of any conversion and accrued Interest payable on the Notes and whether the Notes are convertible. The Company shall make all these calculations in good faith and, absent manifest error, its calculations shall be final and binding on Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward a copy of such schedule to any Holder upon the request of such Holder.

The Trustee (including in its capacities as Conversion Agent, Paying Agent and Registrar) shall have no responsibility to determine the Trading Price of the Notes or whether the Notes are convertible.

Section 12.04 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their respective successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 12.05 Withholding Taxes. Each Holder agrees, and each beneficial owner of an interest in a Note by its acquisition of such interest is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner as a result of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, withhold such amounts from payments of cash and shares of Common Stock on the Note (or, in certain circumstances, against any payments on the Common Stock).

Section 12.06 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.07 Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE OR THE NOTES, SHALL BE GOVERNED BY AND CALCULATED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 12.08 Legal Holidays. In any case where any Interest Payment Date, Fundamental Change Purchase Date or Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ENDOLOGIX, INC.

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

Signature Page to Second Supplemental Indenture

SCHEDULE A

Make-Whole Table

The following table sets forth the number of Additional Shares to be added to the Conversion Rate for each $1,000 principal amount of Notes pursuant to, and under the circumstances described in, Section 5.02 of this Supplemental Indenture, based on hypothetical Stock Prices and Effective Dates:

	Stock Price
Effective Date	$8.77	$9.50	$10.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00	$60.00
November 2, 2015	24.5936	21.0179	18.9960	8.6973	5.1975	3.5172	2.5137	1.3318	0.6392	0.1792

November 1, 2016	24.5936	19.7316	17.6020	7.3500	4.2675	2.8796	2.0660	1.1078	0.5434	0.1675

November 1, 2017	24.5936	18.4568	16.1500	5.8533	3.2760	2.2140	1.5997	0.8703	0.4372	0.1483

November 1, 2018	24.5936	17.1747	14.5610	4.1287	2.2195	1.5184	1.1090	0.6128	0.3158	0.1175

November 1, 2019	24.5936	15.8421	12.6150	2.0880	1.1165	0.7864	0.5807	0.3255	0.1720	0.0693

November 1, 2020	24.5936	15.8316	10.5690	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Schedule A - 1

EXHIBIT A

[FORM OF FACE OF SECURITY]

[INCLUDE IF A GLOBAL SECURITY]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.]

ENDOLOGIX, INC.

No.	[Initially][1] $[ ]

3.25% Convertible Senior Note due 2020

CUSIP No.: [        ]

ISIN Number: [        ]

ENDOLOGIX, INC., a Delaware corporation, promises to pay to [CEDE & CO., or its registered assigns]2[                    ]3, the principal sum of_[        ] DOLLARS, [as revised by the Schedule of Increases or Decreases in Global Security attached hereto,]4[of $[        ]]5 on November 1, 2020.

Interest Payment Dates: May 1 and November 1 (or, if any such day is not a Business Day, the immediately following Business Day) commencing on May 1, 2016.

Interest Record Dates: April 15 and October 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into cash, shares of Common Stock or a combination thereof, at the Company’s election, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

[1]	Use bracketed language for a Global Security.
[2]	Use bracketed language for a Global Security.
[3]	Use if a physical note.
[4]	Use bracketed language for a Global Security.
[5]	Use if physical note.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

ENDOLOGIX, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF NOTE]

ENDOLOGIX, INC.

3.25% Convertible Senior Note due 2020

1.	Interest

ENDOLOGIX, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, the “Company”), promises to pay Interest on the principal amount of this Note at the rate of 3.25% per annum. The Company will pay Interest semiannually on May 1 and November 1 of each year, commencing on May 1, 2016 (or, if any such day is not a Business Day, the immediately following Business Day). Interest on this Note will accrue from the most recent date to which Interest has been paid or, if no Interest has been paid, from November 2, 2015. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay Interest (including post-petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate of Interest then in effect; and it shall pay Interest (including post-petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

2.	Paying Agent, Registrar and Conversion Agent

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent, Registrar and Conversion Agent. The Company may appoint and change any Paying Agent, Registrar or Conversion Agent in accordance with the terms of the Indenture. The Company may act as Paying Agent, Registrar or Conversion Agent.

3.	Indenture

The Company issued the Notes under an Indenture dated as of December 10, 2013 (the “Original Indenture”), as supplemented by the Second Supplemental Indenture dated as of November 2, 2015 (the “Supplemental Indenture” and the Original Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”), between the Company and the Trustee. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

This Note is one of the Securities of the Company, designated as its 3.25% Convertible Senior Notes due 2020, issued pursuant to the Indenture in an initial aggregate principal amount of $125,000,000. Additional Notes may be issued in accordance with the terms of the Indenture. The Indenture also imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

4.	Conversion

Subject to certain conditions and during certain periods specified in the Indenture, at any time until the close of business on the second Business Day immediately preceding the Stated Maturity Date of this Note, the Holder hereof has the right, at its option, to convert each $1,000 principal amount of this Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, determined as set forth in the Indenture, based on the applicable Conversion Rate, as the same may be adjusted from time to time pursuant to the terms of the Indenture.

5.	Denominations, Transfer, Exchange

The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the terms of the Indenture, subject to certain exceptions set forth therein. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.

6.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes, subject to certain exceptions specified in the Indenture.

7.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal of and accrued and unpaid Interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and Interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Notwithstanding the foregoing, at the election of the Company, the sole remedy for an Event of Default relating to a failure to file certain reports with the Commission and the Trustee shall for the first 180 calendar days after such Event of Default consist exclusively of the right to receive Additional Interest.

8.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

9.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

10.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

11.	GOVERNING LAW

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE OR THE NOTES, SHALL BE GOVERNED BY AND CALCULATED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

12.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee shall use the CUSIP and ISIN numbers in notices as a convenience to Holders, provided, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and ISIN numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and that the validity of any such notice shall not be affected by any defect in or omission of any such numbers.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY6

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[6]	For Global Securities only.

[FORM OF CONVERSION NOTICE]

To:	Endologix, Inc.

The undersigned registered owner of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into, cash, shares of Common Stock of Endologix, Inc. or a combination of cash and shares of Common Stock, at the Company’s election, in accordance with the terms of the Indenture referred to in this Note, and directs that the check in payment for cash, if any, and the shares, if any, issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.

If shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. In addition, subject to certain exceptions in the Indenture, if this notice is being delivered on a date after the close of business on a Record Date and prior to the open of business on the related Interest Payment Date, this notice is accompanied by payment of an amount equal to the Interest payable on such Interest Payment Date of the principal of this Note to be converted.

Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

Fill in the registration of shares of Common Stock, if any, if to be issued, and Notes, if any, to be delivered, and the person to whom cash, if any, and payment for fractional shares, if any, is to be made, if other than to and in the name of the registered Holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted
(if less than all, must be $1,000 or whole multiples thereof):

$

Social Security or Other Taxpayer
Identification Number:

NOTICE: The signature on this Conversion Notice must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]

To:	Endologix, Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Endologix, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to purchase from the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after a Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid Interest thereon to, but excluding, such Fundamental Change Purchase Date.

In the case of Physical Securities, the certificate numbers of the Notes to be purchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number principal amount to be repaid (if less than all): $ ,000

NOTICE: The signature on the Fundamental Change Purchase Notice must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                      hereby sell(s), assign(s) and transfer(s) unto                      (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                      attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee program acceptable to the Trustee.

Signature Guarantee